[LOGO OF 99(cents) ONLY STORES]



     99(CENTS) ONLY STORES HAS DECLARED A 4-FOR-3 STOCK SPLIT, PAYABLE FEBRUARY 8, 2000 TO SHAREHOLDERS OF RECORD OF JANUARY 28, 2000.

     CITY OF COMMERCE, CA (JANUARY 19, 2000) -- 99(cents) Only Stores (NYSE:NDN) announced today that its board of directors declared a four-for-three stock split on its common stock, payable on February 8, 2000 to shareholders of record on January 28, 2000.
     Prior to this dividend the Company had 25,076,091 shares of common stock outstanding. The four-for-three stock split increases the number of shares currently outstanding to approximately 33,451,505. If shareholders are contemplating a sale they should consult their broker as to the effect of the split shares and the resulting price. Fractional shares will be paid based on the closing price on the shareholder of record date adjusted for the effect of the split.
     We are pleased to announce this stock split as part of our continuing efforts to broaden our stock's marketability and liquidity.
     99(cents) Only Stores(R), the nation's oldest existing one-price retailer, operates 79 99(cents) Only Stores in Southern California and Nevada, a wholesale division, Bargain Wholesale and through its Universal International subsidiary, it operates 67 multi-price discount stores. The Company will open its 80th 99(cents) Only Stores tomorrow in Escondido, California.
     99(cents) Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

Note to Editors: 99(cents) Only Stores(R) news releases and information available on the World Wide Web at http://www.businesswire.com/cnn/ndn.htm or via fax by calling 888/835-0099 toll free.

         CONTACT: 99(cents) Only Stores(R), City of Commerce, California
           Eric Schiffer, senior vice president-finance, 323/881-9912


    "WHAT THE NEWCOMERS ARE JUST LEARNING, 99(CENTS) ONLY STORES(R) HAS BEEN
                         PERFECTING FOR OVER 15 YEARS!"